ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

| Filed in the office of | Document Number 20090109180-70 |
|---|---|
| Ross Miller Secretary of State State of Nevada | Filing Date and Time 02/05/2009 4:04 PM |
| | Entity Number C28368-2001 |

# Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

**(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)**

1. Name of corporation:

Competetive Companies, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

3. AUTHORIZED SHARES: shall be deleted in its entirety and the following inserted in lieu thereof:

Authorized Shares: (number of shares the corporation is authorized to issue) Number of shares with par value 500,000,000 Par value: $.001

In addition, the Corporation shall have the authority to issue 100,000,000 shares or preferred stock, par value $.001 per share, which may be divided into series and with preferences, limitations, and relative rights determined by the Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Approximately 51%

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*